EXHIBIT 99.1

GrafTech Reports Second Quarter 2026 Results

Delivering Strong Sales Volume Growth
Reaffirming Full-Year Volume and Cost Expectations
Executing Pricing Actions and Other Strategic Initiatives to Improve Profitability

BROOKLYN HEIGHTS, Ohio - July 24, 2026 - GrafTech International Ltd. (NYSE: EAF) ("GrafTech," the "Company," "we," or "our") today announced its unaudited financial results for the quarter and six months ended June 30, 2026.
Second Quarter 2026 Summary
•Sales volume of 30.8 thousand metric tons ("MT"), an increase of 8% year-over-year and a 10% sequential increase compared to the first quarter of 2026
•Net sales of $127 million, a decrease of 3% year-over-year and a 2% sequential increase compared to the first quarter of 2026
•Net loss of $40 million, or $1.54 per share(1)
•Adjusted EBITDA(2) of $2 million
•Net cash used in operating activities of $69 million
•Adjusted free cash flow(2) of negative $75 million, reflecting the timing of semi-annual interest payments and a planned inventory build in the second quarter of 2026
•Total liquidity of $253 million as of June 30, 2026
CEO Comments
"Our second quarter results demonstrate continued strong operational execution in a dynamic market," said Timothy Flanagan, Chief Executive Officer and President. "Sales volume increased 8% from a year ago and 10% sequentially, reflecting solid customer demand and disciplined commercial execution, and we continue to expect our full-year sales volume will increase 5% to 10%. In addition, we are seeing broad acceptance of our previously announced price increase on uncommitted volume. Combined with ongoing improvements in production efficiency and our cost structure, these results reflect the progress we are making in executing our strategic priorities."
"At the same time, we are taking decisive action to improve our long-term graphite electrode pricing," continued Mr. Flanagan. "Our approach combines disciplined pricing, support for trade policy reform in key markets and focusing our commercial mix toward higher-value opportunities. Together, these actions are intended to strengthen our realized pricing while reinforcing our position with customers who value reliable supply, product quality and industry-leading technical support. We remain committed to making disciplined commercial and operational decisions that support these objectives, while maintaining the flexibility to adapt our operating plans as market conditions evolve."

EXHIBIT 99.1
Second Quarter 2026 Financial Performance

(dollars in thousands, except per share amounts)				Six Months Ended
				June 30,
	Q2 2026	Q1 2026	Q2 2025	2026	2025
Net sales	$127,362	$125,101	$131,840	$252,463	$243,679
Net loss	$(40,471)	$(43,277)	$(86,886)	$(83,748)	$(126,237)
Loss per share(1)	$(1.54)	$(1.66)	$(3.35)	$(3.20)	$(4.88)
Net cash used in operating activities	$(68,612)	$(14,934)	$(53,236)	$(83,546)	$(85,422)

Adjusted net loss(2)	$(38,582)	$(53,527)	$(42,247)	$(92,109)	$(76,402)
Adjusted loss per share(1)(2)	$(1.47)	$(2.05)	$(1.63)	$(3.52)	$(2.95)
Adjusted EBITDA(2)	$1,898	$(13,550)	$3,471	$(11,652)	$(201)
Adjusted free cash flow(2)	$(75,476)	$(27,079)	$(53,337)	$(102,555)	$(93,611)

Net sales for the second quarter of 2026 were $127 million, a decrease of 3% compared to $132 million for the second quarter of 2025, as higher sales volume was more than offset by lower weighted-average realized pricing.
Net loss for the second quarter of 2026 was $40 million, or $1.54 per share, compared to a net loss of $87 million, or $3.35 per share, for the second quarter of 2025. Net loss for the second quarter of 2025 included a $43 million non-cash income tax expense related to the establishment of a full valuation allowance against the Company’s United States and Switzerland deferred tax assets.
Adjusted EBITDA(2) was $2 million for the second quarter of 2026, compared to adjusted EBITDA(2) of $3 million for the second quarter of 2025, with the year-over-year change primarily reflecting the decline in the weighted-average realized price, partially offset by lower cash cost of goods sold per MT.
For the second quarter of 2026, net cash used in operating activities was $69 million and adjusted free cash flow(2) was negative $75 million, compared to net cash used in operating activities of $53 million and adjusted free cash flow(2) of negative $53 million for the second quarter of 2025. The year-over-year change primarily reflected working capital timing impacts, including a planned inventory build in the second quarter of 2026. Consistent with the seasonality of our working capital requirements and the timing of semi-annual interest payments, we expect second-quarter cash usage to represent the peak quarterly cash requirement for 2026. Accordingly, we expect cash requirements during the second half of the year to be significantly lower than in the first half of 2026.

EXHIBIT 99.1
Operational and Commercial Update

Key Operating Metrics				Six Months Ended
				June 30,
(in thousands, except percentages)	Q2 2026	Q1 2026	Q2 2025	2026	2025
Sales volume (MT)	30.8	28.1	28.6	58.9	53.3
Production volume (MT)	33.4	29.4	29.4	62.8	57.9
Production capacity (MT)(3)(4)	45.0	45.0	45.0	90.0	90.0
Capacity utilization(5)	74%	65%	65%	70%	64%

Sales volume for the second quarter of 2026 was 30.8 thousand MT, an increase of 8% compared to the second quarter of 2025 and a 10% sequential increase compared to the first quarter of 2026.
For the second quarter of 2026, our weighted-average realized price was approximately $3,900 per MT, a 7% decrease compared to the second quarter of 2025 and flat compared to the first quarter of 2026. The year-over-year pricing decline reflected persistent competitive pressures across most of our principal commercial regions, partially mitigated by favorable mix as we achieved 29% sales volume growth in the United States, which remains the strongest region for graphite electrode pricing.
Production volume was 33.4 thousand MT for the second quarter of 2026, resulting in a capacity utilization rate of 74%, up from 65% for both the second quarter of 2025 and the first quarter of 2026. While production volume has exceeded sales volume for the first six months of 2026, our expectation remains to balance our production and sales volume levels on a full-year basis.
Capital Structure and Liquidity
During June 2026, we drew the remaining $100 million that was available under our delayed draw first lien term loan facility that closed in December 2024, prior to the expiration of the delayed draw commitments on July 23, 2026.
As of June 30, 2026, we had total liquidity of $253 million, consisting of cash and cash equivalents of $145 million and $108 million of availability under our revolving credit facility, providing financial flexibility to manage through current industry conditions. As of June 30, 2026, we had gross debt(6) of $1,225 million, with substantially no maturities until December 2029, and net debt(7) of approximately $1,080 million.

EXHIBIT 99.1
Outlook
Global steel demand, outside of China, is projected to grow modestly in 2026, with anticipated growth in most of our key commercial regions. In the United States, modest demand growth, coupled with favorable trade policies, has driven a 6% increase in steel production year-to-date. In Europe, while steel production is flat year-to-date, the steel market outlook is improving, reflecting recently approved increases in trade protections.
Supported by these favorable steel production trends, demand for graphite electrodes is expected to improve modestly in 2026. For GrafTech, with more than 90% of our anticipated volume already committed in our order book, we continue to expect a 5–10% year-over-year increase in graphite electrode sales volume for 2026 as we continue to gain market share.
While demand trends are improving, current industry-wide pricing levels do not reflect the indispensable nature of graphite electrodes for electric arc furnace steelmaking. As a result, we are taking deliberate actions to restore more sustainable pricing and improve our profitability. These include the previously announced price increases of $600 to $1,200 per MT on uncommitted volume, actively supporting graphite electrode trade cases in key jurisdictions, including the United States and Brazil, and continuing to optimize our order book by prioritizing higher-value regions while foregoing volume opportunities where margins are unacceptably low. Since announcing our price increases near the end of the first quarter of 2026, we have secured customer commitments at weighted-average prices that are more than 15% above those for comparable commitments entered into during the first quarter of 2026.
On costs, geopolitical developments continue to impact key input costs, including oil-based raw materials, energy and logistics. However, reflecting our ongoing cost improvement initiatives, we expect to offset these headwinds. Accordingly, we continue to expect a low single-digit percentage-point decline in our cash cost of goods sold per MT for 2026 compared to 2025.
We are also maintaining disciplined capital and working capital management. For 2026, we continue to expect a modest increase in working capital for the full year to support higher volume. We continue to anticipate our full-year capital expenditures will be approximately $35 million, consistent with maintaining our assets at current utilization levels.
Longer term, we remain confident in the structural drivers of demand growth for graphite electrodes. The ongoing shift toward electric arc furnace steelmaking and growing demand for petroleum needle coke in battery applications are expected to support sustained industry growth. We believe the actions we are taking, combined with our vertical integration and industry-leading capabilities, position GrafTech to generate stronger financial performance as market conditions normalize.

EXHIBIT 99.1
Conference Call Information
In connection with this earnings release, you are invited to listen to our earnings call being held on July 24, 2026 at 10:00 a.m. (EDT). The webcast and accompanying slide presentation will be available on our investor relations website at: http://ir.graftech.com. The earnings call dial-in number is +1 (833) 461-5787 toll-free or +1 (626) 884-3620, conference ID: 924538458. Archived replays of the conference call and webcast will be made available on our investor relations website at: http://ir.graftech.com. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission ("SEC") and other information available at: www.GrafTech.com. The information on our website is not part of this release or any report we file with or furnish to the SEC.
About GrafTech
GrafTech International Ltd. is a leading manufacturer of high-quality graphite electrode products essential to the production of electric arc furnace steel and other ferrous and non-ferrous metals. We believe the Company has a competitive portfolio of low-cost, ultra-high power graphite electrode manufacturing facilities, with some of the highest capacity facilities in the world. We are the only large-scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, our key raw material for graphite electrode manufacturing. This unique position provides us with a number of competitive advantages.
________________________

(1)    Loss per share represents diluted loss per share. Adjusted loss per share represents diluted adjusted loss per share. All share and per share data presented have been retroactively adjusted for all periods to reflect a reverse stock split of our common stock at a ratio of 1-for-10, which became effective on August 29, 2025.
(2)    A non-GAAP financial measure, see below for more information and reconciliations to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").
(3)    Production capacity reflects expected maximum production volume during the period depending on product mix and expected maintenance outage. Actual production may vary.
(4)    Includes graphite electrode facilities in Calais, France; Monterrey, Mexico; and Pamplona, Spain.
(5)    Capacity utilization reflects production volume as a percentage of production capacity.
(6)    Gross debt reflects the notional value of our outstanding debt and excludes unamortized debt discount and issuance costs.
(7)    A non-GAAP financial measure, net debt is calculated as gross debt minus cash and cash equivalents (June 30, 2026 gross debt of $1,225 million less June 30, 2026 cash and cash equivalents of $145 million).

EXHIBIT 99.1
Cautionary Note Regarding Forward-Looking Statements
This press release and related discussions may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current views with respect to, among other things, financial projections, plans and objectives of management for future operations, future economic performance and short-term and long-term liquidity. Examples of forward-looking statements include, among others, statements we make regarding future estimated volume, pricing and revenue, and anticipated levels of capital expenditures and cost of goods sold. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “foresee,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident,” or the negative versions of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations considering information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to: our dependence on the global steel industry generally and the electric arc furnace steel industry in particular; the cyclical nature of our business and the selling prices of our products, which may remain at depressed levels or further decline in the future, and may continue to experience prolonged periods of reduced profitability and net losses or adversely impact liquidity; the sensitivity of our business and operating results to economic conditions, including any recession, and the possibility others may not be able to fulfill their obligations to us in a timely fashion or at all; the possibility that we may be unable to implement our business strategies in an effective manner, including our ability to effectively increase or maintain existing prices and shift sales to regions with higher average selling prices; continued overcapacity of the global graphite electrode industry, which may further adversely affect graphite electrode prices; the competitiveness of the graphite electrode industry; our dependence on the cost and availability of manufacturing inputs, including raw materials, such as decant oil, petroleum needle coke, energy and freight, and disruptions in availability for such inputs; our primary reliance on one facility in Monterrey, Mexico for the manufacturing of connecting pins; the cost of electric power and natural gas, particularly in Europe; our manufacturing operations are subject to hazards; the legal, compliance, economic, social and political risks associated with our substantial operations in multiple countries; the possibility that fluctuation of foreign currency exchange rates could materially harm our financial results; the possibility that our results of operations could further deteriorate if our manufacturing operations were substantially disrupted for an extended period, including as a result of equipment failure, climate change, regulatory issues, natural disasters, public health crises, such as a global pandemic,

EXHIBIT 99.1
political crises or other catastrophic events; the risks and uncertainties associated with litigation, arbitration, and like disputes, including disputes related to contractual commitments; our dependence on third parties for certain construction, maintenance, engineering, transportation, warehousing and logistics services; the possibility that we are subject to information technology systems failures, cybersecurity incidents, network disruptions and breaches of data security, including with respect to our third-party suppliers and business partners; the possibility that we are unable to recruit or retain key management and plant operating personnel or successfully negotiate with the representatives of our employees, including labor unions; the sensitivity of long-lived assets on our balance sheet to changes in the market; our dependence on protecting our intellectual property and the possibility that third parties may claim that our products or processes infringe their intellectual property rights; the impact of inflation and our ability to mitigate the effect on our costs; the impact of macroeconomic and geopolitical events on our business, results of operations, financial condition and cash flows, and the disruptions and inefficiencies in our supply chain that may occur as a result of such events; uncertain shifts in domestic and foreign trade policies and the possibility that the imposition of current, new or increased custom duties and tariffs and trade barriers in the countries in which we, our customers and our suppliers operate could adversely affect our ability to compete, operations, results of operations and financial condition; risks associated with strategic transactions, including acquisitions, divestitures, joint ventures, equity investments, and debt issuances, that could adversely affect our business, operating results and financial condition; the possibility that our indebtedness could limit our financial and operating activities or that our cash flows may not be sufficient to service our indebtedness; any current or future borrowings may subject us to interest rate risk; risks and uncertainties associated with our ability to access the capital and credit markets could adversely affect our results of operations, cash flows and financial condition; the possibility that disruptions in the capital and credit markets could adversely affect our customers and suppliers; the possibility that restrictive covenants in our financing agreements could restrict or limit our operations; and changes in health, safety and environmental regulations applicable to our manufacturing operations and facilities.
These factors should not be construed as exhaustive and should be read in conjunction with the Risk Factors and other cautionary statements that are included in our Annual Report on Form 10-K and other filings with the SEC. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this press release and in our Annual Report on Form 10-K that could cause actual results to differ before making an investment decision to purchase our common stock. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

EXHIBIT 99.1
Non‑GAAP Financial Measures
In addition to providing results that are determined in accordance with GAAP, we have provided certain financial measures that are not in accordance with GAAP. EBITDA, adjusted EBITDA, adjusted net loss, adjusted loss per share, free cash flow, adjusted free cash flow, net debt and cash cost of goods sold per MT are non-GAAP financial measures.
We define EBITDA, a non‑GAAP financial measure, as net loss plus interest expense, minus interest income, plus income taxes and depreciation and amortization. We define adjusted EBITDA, a non-GAAP financial measure, as EBITDA adjusted by any pension and other post-employment benefit ("OPEB") expenses, non‑cash gains or losses from foreign currency remeasurement of non‑operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar, stock-based compensation expense, gains on asset sales and Tax Receivable Agreement adjustments. Adjusted EBITDA is the primary metric used by our management and our Board of Directors to establish budgets and operational goals for managing our business and evaluating our performance.
We monitor adjusted EBITDA as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period‑to‑period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. In addition, we believe adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt‑service capabilities.
We define adjusted net loss, a non‑GAAP financial measure, as net loss, excluding the items used to calculate adjusted EBITDA and further excluding debt modification costs, less the tax effect of those adjustments and non-cash income tax expense related to the establishment of a deferred tax valuation allowance. We define adjusted loss per share, a non‑GAAP financial measure, as adjusted net loss divided by the weighted average diluted common shares outstanding during the period. We believe adjusted net loss and adjusted loss per share are useful to present to investors because we believe that they assist investors’ understanding of the underlying operational profitability of the Company.
We define free cash flow, a non-GAAP financial measure, as net cash provided by or used in operating activities less capital expenditures. We define adjusted free cash flow, a non-GAAP financial measure, as free cash flow adjusted by payments made for debt modification costs. We use free cash flow and adjusted free cash flow as critical measures in the evaluation of liquidity in conjunction with related GAAP amounts. We also use these measures when considering available cash, including for decision-making purposes related to dividends and discretionary investments. Further, these measures help management, the Board of Directors, and investors evaluate the Company's ability to generate liquidity from operating activities.

EXHIBIT 99.1
We define net debt, a non-GAAP financial measure, as gross debt minus cash and cash equivalents. We believe this is an important measure as it is more representative of our financial position.
We define cash cost of goods sold per MT, a non-GAAP financial measure, as cost of goods sold less depreciation and amortization and less cost of goods sold associated with the portion of our sales that consists of deliveries of by-products of the manufacturing processes, with this total divided by our sales volume measured in MT. We believe this is an important measure as it is used by our management and Board of Directors to evaluate our costs on a per MT basis.
In evaluating these non-GAAP financial measures, you should be aware that in the future, we may incur expenses similar to the adjustments in the reconciliations presented below. Our presentations of these non-GAAP financial measures should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non‑recurring items. When evaluating our performance, you should consider these non-GAAP financial measures alongside other measures of financial performance and liquidity, including our net loss, loss per share, cash flow from operating activities, cost of goods sold and other GAAP measures.

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
(Unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$145,360	$138,427
Accounts receivable, net of allowance for doubtful accounts of $4,201 as of June 30, 2026 and $3,271 as of December 31, 2025	76,166	73,235
Inventories	237,264	224,692
Prepaid and other current assets	58,399	48,180
Total current assets	517,189	484,534
Property, plant and equipment	991,526	986,946
Less: accumulated depreciation	518,043	497,016
Net property, plant and equipment	473,483	489,930
Deferred income taxes	9,276	9,318
Other assets	43,008	45,007
Total assets	$1,042,956	$1,028,789
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$68,368	$67,017
Accrued income and other taxes	9,142	8,047
Other accrued liabilities	47,595	53,127
Total current liabilities	125,105	128,191

Long-term debt	1,198,602	1,094,706
Other long-term obligations	39,533	40,388
Deferred income taxes	25,274	25,132
Stockholders’ deficit:
Preferred stock, par value $0.01, 30,000,000 shares authorized, none issued	—	—
Common stock, par value $0.01, 300,000,000 shares authorized, 26,092,164 and 25,820,110 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	2,584	2,582
Additional paid-in capital	762,217	759,710
Accumulated other comprehensive loss	(13,462)	(8,972)
Accumulated deficit	(1,096,897)	(1,012,948)
Total stockholders’ deficit	(345,558)	(259,628)
Total liabilities and stockholders’ deficit	$1,042,956	$1,028,789

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net sales	$127,362	$131,840	$252,463	$243,679
Cost of goods sold	125,263	129,885	260,096	240,650
Lower of cost or market inventory valuation adjustment	2,521	1,893	7,779	4,676
Gross (loss) profit	(422)	62	(15,412)	(1,647)
Research and development	1,539	1,348	2,982	3,227
Selling and administrative expenses	12,616	13,267	26,844	27,889
Operating loss	(14,577)	(14,553)	(45,238)	(32,763)

Other expense (income), net	534	(2,426)	(11,514)	(1,979)
Interest expense	24,370	25,418	48,566	55,259
Interest income	(713)	(1,866)	(1,554)	(3,801)
Loss before income taxes	(38,768)	(35,679)	(80,736)	(82,242)
Income tax expense	1,703	51,207	3,012	43,995
Net loss	$(40,471)	$(86,886)	$(83,748)	$(126,237)

Basic loss per common share:
Net loss per share	$(1.54)	$(3.35)	$(3.20)	$(4.88)
Weighted average common shares outstanding	26,254,657	25,918,456	26,173,246	25,878,066
Diluted loss per common share:
Net loss per share	$(1.54)	$(3.35)	$(3.20)	$(4.88)
Weighted average common shares outstanding	26,254,657	25,918,456	26,173,246	25,878,066

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Cash flow from operating activities:
Net loss	$(40,471)	$(86,886)	$(83,748)	$(126,237)
Adjustments to reconcile net loss to cash used in operations:
Depreciation and amortization	14,913	15,562	29,961	29,345
Deferred income tax expense	219	49,447	360	42,137
Non-cash stock-based compensation expense	1,078	1,842	2,917	2,422
Non-cash interest expense	1,948	1,948	3,896	3,896
Lower of cost or market inventory valuation adjustment	2,521	1,893	7,779	4,676
Gain on sale of assets	2	—	(12,277)	—
Changes in assets and liabilities:
Accounts receivable, net	3,671	1,195	(3,090)	6,591
Inventories	(16,939)	(2,283)	(20,183)	(25,654)
Prepaid and other current assets	(12,891)	(408)	(8,262)	(4,268)
Income taxes payable	(645)	623	(899)	(243)
Accounts payable and other accruals	(125)	(21,920)	5,405	(21,817)
Interest payable	(16,618)	(16,932)	125	3
Change in Tax Receivable Agreement	—	(3,802)	—	(5,824)
Other	(5,275)	6,485	(5,530)	9,551
Net cash used in operating activities	(68,612)	(53,236)	(83,546)	(85,422)
Cash flow from investing activities:
Capital expenditures	(6,864)	(3,909)	(19,009)	(14,190)
Proceeds from the sale of fixed assets	(57)	4	9,258	33
Net cash used in investing activities	(6,921)	(3,905)	(9,751)	(14,157)
Cash flow from financing activities:
Proceeds from Delayed Draw First Lien Term Loan due 2029	100,000	—	100,000	—
Proceeds from issuance of common stock, net of issuance costs	348	—	348	—
Payments for taxes related to net share settlement of equity awards	—	—	(339)	(213)
Principal payments under finance lease obligations	(36)	(27)	(70)	(51)
Net cash provided by (used in) financing activities	100,312	(27)	99,939	(264)
Net change in cash and cash equivalents	24,779	(57,168)	6,642	(99,843)
Effect of exchange rate changes on cash and cash equivalents	337	1,428	291	2,138
Cash and cash equivalents at beginning of period	120,244	214,283	138,427	256,248
Cash and cash equivalents at end of period	$145,360	$158,543	$145,360	$158,543

EXHIBIT 99.1
NON-GAAP RECONCILIATIONS
(Dollars in thousands, except per share and per MT data)
(Unaudited)
The following tables reconcile our non-GAAP financial measures to the most directly comparable GAAP measures:

Reconciliation of Net Loss to Adjusted Net Loss
				Six Months Ended June 30,
	Q2 2026	Q1 2026	Q2 2025	2026	2025

Net loss	$(40,471)	$(43,277)	$(86,886)	$(83,748)	$(126,237)

Diluted loss per common share:
Net loss per share	$(1.54)	$(1.66)	$(3.35)	$(3.20)	$(4.88)
Weighted average shares outstanding	26,254,657	26,089,860	25,918,456	26,173,246	25,878,066

Adjustments, pre-tax:
Pension and OPEB plan expenses(1)	532	531	633	1,063	1,261
Foreign currency remeasurement(2)	484	(76)	1,363	408	1,346
Stock-based compensation expense	1,078	1,839	1,842	2,917	2,422
Loss (gain) on sale of assets(3)	2	(12,279)	—	(12,277)	—
Tax Receivable Agreement adjustment(4)	—	—	(3,802)	—	(3,791)
Debt modification costs(5)	—	—	932	—	6,293
Total non-GAAP adjustments pre-tax	2,096	(9,985)	968	(7,889)	7,531
Valuation allowance adjustments(6)	—	—	(42,624)	—	(42,624)
Income tax impact on non-GAAP adjustments	207	265	(1,047)	472	320
Adjusted net loss	$(38,582)	$(53,527)	$(42,247)	$(92,109)	$(76,402)

Reconciliation of Loss Per Share to Adjusted Loss Per Share
				Six Months Ended June 30,
	Q2 2026	Q1 2026	Q2 2025	2026	2025

Loss per share	$(1.54)	$(1.66)	$(3.35)	$(3.20)	$(4.88)
Adjustments per share:
Pension and OPEB plan expenses(1)	0.02	0.02	0.03	0.04	0.05
Foreign currency remeasurement(2)	0.02	—	0.05	0.02	0.06
Stock-based compensation expense	0.04	0.07	0.07	0.11	0.09
Loss (gain) on sale of assets(3)	—	(0.47)	—	(0.47)	—
Tax Receivable Agreement adjustment(4)	—	—	(0.15)	—	(0.15)
Debt modification costs(5)	—	—	0.04	—	0.24
Total non-GAAP adjustments pre-tax per share	0.08	(0.38)	0.04	(0.30)	0.29
Valuation allowance adjustments(6)	—	—	(1.64)	—	(1.65)
Income tax impact on non-GAAP adjustments per share	0.01	0.01	(0.04)	0.02	0.01
Adjusted loss per share	$(1.47)	$(2.05)	$(1.63)	$(3.52)	$(2.95)

EXHIBIT 99.1

Reconciliation of Net Loss to Adjusted EBITDA
				Six Months Ended June 30,
	Q2 2026	Q1 2026	Q2 2025	2026	2025

Net loss	$(40,471)	$(43,277)	$(86,886)	$(83,748)	$(126,237)
Add:
Depreciation and amortization	14,913	15,048	15,562	29,961	29,345
Interest expense	24,370	24,196	25,418	48,566	55,259
Interest income	(713)	(841)	(1,866)	(1,554)	(3,801)
Income taxes	1,703	1,309	51,207	3,012	43,995
EBITDA	(198)	(3,565)	3,435	(3,763)	(1,439)
Adjustments:
Pension and OPEB plan expenses(1)	532	531	633	1,063	1,261
Foreign currency remeasurement(2)	484	(76)	1,363	408	1,346
Stock-based compensation expense	1,078	1,839	1,842	2,917	2,422
Loss (gain) on sale of assets(3)	2	(12,279)	—	(12,277)	—
Tax Receivable Agreement adjustment(4)	—	—	(3,802)	—	(3,791)
Adjusted EBITDA	$1,898	$(13,550)	$3,471	$(11,652)	$(201)

Reconciliation of Net Cash Used in Operating Activities to Free Cash Flow and Adjusted Free Cash Flow
				Six Months Ended June 30,
	Q2 2026	Q1 2026	Q2 2025	2026	2025

Net cash used in operating activities	$(68,612)	$(14,934)	$(53,236)	$(83,546)	$(85,422)
Capital expenditures	(6,864)	(12,145)	(3,909)	(19,009)	(14,190)
Free cash flow	(75,476)	(27,079)	(57,145)	(102,555)	(99,612)

Debt modification costs(7)	—	—	3,808	—	6,001
Adjusted free cash flow	$(75,476)	$(27,079)	$(53,337)	$(102,555)	$(93,611)

EXHIBIT 99.1

Reconciliation of Cost of Goods Sold to Cash Cost of Goods Sold per MT
				Six Months Ended June 30,
	Q2 2026	Q1 2026	Q2 2025	2026	2025

Cost of goods sold	$125,263	$134,833	$129,885	$260,096	$240,650
Less:
Depreciation and amortization(8)	13,356	13,477	13,946	26,833	26,090
Cost of goods sold - by-products and other(9)	3,585	13,238	8,585	16,823	17,000
Cash cost of goods sold	108,322	108,118	107,354	216,440	197,560
Sales volume (in thousands of MT)	30.8	28.1	28.6	58.9	53.3
Cash cost of goods sold per MT	$3,517	$3,848	$3,754	$3,675	$3,707

(1)Net periodic benefit cost for our pension and OPEB plans.
(2)Non-cash losses (gains) from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(3)Loss (gain) recognized related to the sale of assets associated with previously divested operations.
(4)Prior to the second quarter of 2025, when the Company established a full valuation allowance, represents expense adjustment for future payment to our sole pre-Initial Public Offering stockholder for tax assets that have been utilized.
(5)Debt modification costs related to the December 2024 debt transactions, which are recognized in interest expense on the Condensed Consolidated Statements of Operations.
(6)Represents non-cash income tax expense recorded in the second quarter of 2025 related to the establishment of a full valuation allowance against the Company’s U.S. and Switzerland deferred tax assets.
(7)Cash payments of debt modification costs related to the December 2024 debt transactions, which are recognized in interest expense on the Condensed Consolidated Statements of Operations and recognized in net cash used in operating activities on the Condensed Consolidated Statements of Cash Flows.
(8)Reflects the portion of depreciation and amortization that is recognized in cost of goods sold.
(9)Primarily reflects cost of goods sold associated with the portion of our sales that consists of deliveries of by-products of the manufacturing processes.

Contact:
Michael Dillon
216-676-2000
investor.relations@graftech.com